272388.001(BF)
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 14A
       Proxy Statement Pursuant to Section 14(a) of the Securities and
                            Exchange Act of 1934

Filed by the Registrant[X]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               DIGENE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:

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    2) Aggregate number of securities to which transaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:

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

                               DIGENE CORPORATION
                            9000 VIRGINIA MANOR ROAD
                           BELTSVILLE, MARYLAND 20705

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON TUESDAY, OCTOBER 28, 1997

To the Stockholders of Digene Corporation:

     The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Digene Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, October 28, 1997, at 10:00 a.m. (local time), at the Holiday Inn Calverton, 4095 Powder Mill Road, Beltsville, Maryland 20705, for the following purposes:

     1. to elect two directors, each to serve for a three year term expiring at the annual meeting of stockholders in 2000; and

     2. to transact such other business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on Friday, September 12, 1997, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at least ten days before the Annual Meeting for inspection, upon written request and for a proper purpose, during normal business hours by any stockholder of the Company prior to the Annual Meeting at the Company's Beltsville, Maryland office.

     Stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please complete, sign and date the enclosed proxy and return it promptly. If you choose, you may still vote in person at the Annual Meeting even though you previously submitted a proxy.

                                            Charles M. Fleischman,
                                            Secretary

October 15, 1997

                               DIGENE CORPORATION

                                PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors (the "Board") of Digene Corporation (the "Company") in connection with its 1997 Annual Meeting of Stockholders to be held on Tuesday, October 28, 1997, at 10:00 a.m. (local time), at the Holiday Inn Calverton, 4095 Powder Mill Road, Beltsville, Maryland 20705, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy are being mailed to stockholders on or after October 15, 1997.

                           PURPOSE OF ANNUAL MEETING

     At the Annual Meeting, stockholders will be asked: (i) to elect two directors of the Company each to serve for a three year term expiring at the annual meeting of stockholders in 2000; and (ii) to transact such other business as may properly be brought before the Annual Meeting. The Board recommends a vote in favor of (i.e., "FOR") the election of the two nominees for director of the Company listed below.

                            QUORUM AND VOTING RIGHTS

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only stockholders of record at the close of business on Friday, September 12, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 11,588,649 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

     All shares of Common Stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares will be voted in favor of (i.e., "FOR") the election of the two nominees for director of the Company listed below. With respect to all other matters, the persons named in the accompanying proxy will vote as stated therein. Any stockholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with the Company a written revocation of the proxy, (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy or (c) submitting a duly executed proxy bearing a later date.

     The two nominees for director receiving the highest number of votes cast by stockholders entitled to vote thereon will be elected to serve on the Board. Votes withheld with respect to the election of directors will be counted for the purpose of determining whether a quorum is present at the Annual Meeting but will not be considered as votes cast and will have no effect on the result of the vote. Broker non-votes will not be counted in determining the presence of a quorum and will not be considered as votes cast, and thus will have no effect on the result of the votes.

     The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company may solicit proxies by written communication, telephone or telegraph. These persons are to receive no special compensation for any solicitation activities.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTOR

     The Board currently consists of six (6) members: Charles M. Fleischman, Wayne T. Hockmeyer, Ph.D., Evan Jones, John H. Landon, Joseph M. Migliara and John J. Whitehead. Mr. Landon was elected by the Board on April 18, 1997 to serve as a director until the Annual Meeting. Additionally, Mr. Whitehead's current term will expire at the Annual Meeting. At the Annual Meeting, the Board proposes that Messrs. Landon and Whitehead be elected as Class I directors of the Company to hold office until the 2000 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees have consented to serve if elected to the Board. If the nominees are unable to serve as directors at the time of the Annual Meeting, an event which the Board does not anticipate, the persons named in the proxy will vote for such substitute nominees as may be designated by the Board, unless the Board reduces the number of directors accordingly.

     Set forth below is information about the nominees and the other persons who are to continue as directors of the Company after the Annual Meeting. For information concerning the number of shares of Common Stock owned by each director and all directors and executive officers as a group as of September 24, 1997, see "Principal Stockholders."

           NAME              AGE                 POSITION(S) WITH COMPANY     DIRECTOR SINCE
--------------------------   ---               ----------------------------   --------------
Nominees to be elected for
  a term expiring in 2000:
John H. Landon............   57                          Director                  1997
John J. Whitehead.........   52                          Director                  1992

Directors continuing for
  a term expiring in 1999:
Wayne T. Hockmeyer,          52                          Director                  1996
  Ph.D....................
Evan Jones................   40                 President, Chief Executive         1990
                                               Officer and Chairman of the
                                                          Board

Directors continuing for
  terms expiring in 1998:
Charles M. Fleischman.....   39                 Executive Vice President,          1990
                                                 Chief Operating Officer,
                                               Chief Financial Officer and
                                                         Director
Joseph M. Migliara........   53                          Director                  1992

     Mr. Landon has been retired since October 1996. From March 1992 to September 1996, Mr. Landon was Vice President and General Manager, Medical Products with the DuPont Company. Prior to 1992 he held various general management and marketing positions in DuPont's Diagnostics, Biotechnology and Diagnostic Imaging businesses. Mr. Landon currently serves as a director of Christiana Care Corporation, a diversified healthcare delivery company, and Christiana Care Physicians Organization, an independent physicians organization. Mr. Landon received a B.S. in Chemical Engineering from the University of Arizona.

     Mr. Whitehead has been a partner of Whitehead Partners, a private investment company, since 1993. From 1986 to 1993, Mr. Whitehead was the Chief Executive Officer of TDS Healthcare Systems Corporation, a hospital information systems company. Mr. Whitehead received a B.S. in Biology and Chemistry from Williams College and did graduate work in biochemistry at Case Western Reserve University School of Medicine. He is a director emeritus of i-STAT Corporation, a medical device company, and a director of the Whitehead Institute for Biomedical Research at the Massachusetts Institute of Technology. Mr. Whitehead is a step-brother of Mr. Jones.

     Dr. Hockmeyer is the founder of MedImmune, Inc., a company that manufactures vaccines, and has served as President, Chief Executive Officer and a director of MedImmune, Inc. since 1988, and Chairman since May 1993. Dr. Hockmeyer serves on the advisory board of the University of Maryland Biotechnology Institute and is a member of the High Technology Council of Maryland. Dr. Hockmeyer received a B.S. in biology from Purdue University and a Ph.D. in Immunology/Parisitology from the University of Florida.

     Mr. Jones has served as President and Chief Executive Officer of the Company since Armonk Partners acquired a controlling interest in the Company in July 1990, and Chairman of the Board since Septem-ber 1995. Mr. Jones received a B.A. in Biochemistry from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Jones is a step-brother of Mr. Whitehead.

     Mr. Fleischman has served as Executive Vice President of the Company since Armonk Partners acquired a controlling interest in the Company in July 1990, Chief Operating Officer since September 1995 and Chief Financial Officer since March 1996. Mr. Fleischman received an A.B. in History from Harvard University and an M.B.A. from The Wharton School at the University of Pennsylvania.

     Mr. Migliara has been President of Migliara/Kaplan Associates, a marketing research firm that conducts primary research in the biomedical, diagnostics and pharmaceutical markets, since 1980. He is a past president of the Biomedical Marketing Association. Mr. Migliara received a B.S. in Economics from The Wharton School at the University of Pennsylvania and an M.B.A. from Fairleigh Dickinson University.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     In accordance with the Company's Certificate of Incorporation, the Board is divided into three classes, denominated Class I, Class II and Class III, with members of each Class holding office for staggered three-year terms. Messrs. Whitehead and Landon are Class I directors whose terms expire at the Annual Meeting; Messrs. Fleischman and Migliara are Class II directors whose terms expire at the 1998 annual meeting of stockholders; and Mr. Jones and Dr. Hockmeyer are Class III directors whose terms expire at the 1999 annual meeting of stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). At each annual meeting of stockholders, the successors to the directors whose terms expire are to be elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until their respective successors have been duly elected and qualified.

     The Board held five meetings during the last fiscal year. Each of the Company's directors attended at least 75% of the aggregate of all meetings of the Board and of all committees of which he was a member held during that portion of the year that he was a Board or committee member. The standing committees of the Board are the Audit Committee and the Compensation Committee. The Board does not have a nominating committee. The Audit Committee, consisting of Messrs. Migliara and Whitehead and Dr. Hockmeyer, met once during the last fiscal year. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company. The Compensation Committee, consisting of Mr. Whitehead and Dr. Hockmeyer, met four times during the last fiscal year. The Compensation Committee establishes compensation policy and determines the salaries, bonuses and other compensation of the officers of the Company. The Compensation Committee also administers the Company's Omnibus Stock Option Plan (the Digene Corporation Directors' Stock Option Plan is administered by the Board).

DIRECTOR COMPENSATION

     Directors are reimbursed for expenses incurred in connection with performing their respective duties as directors of the Company. Prior to September 6, 1996, directors received no compensation for serving on the Board. Effective September 6, 1996, non-employee directors received an annual retainer of $10,000 plus $2,500 for each of the first six scheduled Board meetings attended and $2,000 for each additional Board meeting attended in each fiscal year. In the event there are fewer than six scheduled meetings of the Board in any fiscal year, the minimum annual Board meeting fee shall be $15,000, less $2,500 per Board meeting scheduled but not attended. Directors are not compensated for committee meetings. Additionally, each year, immediately following the Company's annual meeting of stockholders, each non-employee director who will continue to serve as a director after the annual meeting, will automatically be granted options to purchase 5,000 shares of Common Stock under the Digene Corporation Omnibus Stock Option Plan. At the discretion of the Board, directors may be granted additional options pursuant to the Digene Corporation Directors' Stock Option Plan.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to all compensation awarded to, earned by or paid for services rendered to the Company by (i) the Company's Chief Executive Officer and (ii) each of the other executive officers of the Company who received compensation in excess of $100,000 in the fiscal year ended June 30, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                       -----------------------------
                                                       FISCAL                            ALL OTHER
            NAME AND PRINCIPAL POSITION                 YEAR      SALARY      BONUS     COMPENSATION
----------------------------------------------------   ------    --------    -------    ------------
Evan Jones..........................................    1997     $186,463    $45,950       --
  President and Chief Executive Officer                 1996      167,824     35,498       --
Charles M. Fleischman...............................    1997      186,463     45,950       --
  Executive Vice President, Chief Operating Officer     1996      168,534     35,675       --
  and Chief Financial Officer
Attila D. Lorincz, Ph.D. ...........................    1997      168,418     16,000       --
  Vice President, Research and Development, and         1996      151,583     12,000       --
  Scientific Director
Deborah J. Oronzio..................................    1997      105,868      8,500       --
  Vice President, Sales and Marketing...............    1996       93,163      7,500       --
Donna Marie Seyfried................................    1997       97,500     10,000       56,336(1)
  Vice President, Development

---------------
(1) Represents reimbursement for moving expenses.

STOCK OPTION INFORMATION

     The following table sets forth, for each of the Named Executive Officers, certain information concerning the grant of options in fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                   ------------------------------------------------------      VALUE AT ASSUMED
                                                    % OF                                       ANNUAL RATES OF
                                   NUMBER OF       TOTAL                                         STOCK PRICE
                                   SECURITIES     OPTIONS                                        APPRECIATION
                                   UNDERLYING    GRANTED TO     EXERCISE OR                    FOR OPTION TERM
                                    OPTIONS     EMPLOYEES IN    BASE PRICE     EXPIRATION    --------------------
              NAME                 GRANTED(#)   FISCAL YEAR       ($/SH)          DATE        5%($)       10%($)
--------------------------------   ---------    ------------    -----------    ----------    --------    --------
Evan Jones......................      --           --              --              --           --          --
Charles M. Fleischman...........      --           --              --              --           --          --
Attila D. Lorincz, Ph.D.........      --           --              --              --           --          --
Deborah J. Oronzio..............      --           --              --              --           --          --
Donna Marie Seyfried............     50,000(1)      17.86%         $6.75       10/21/2006    $212,252    $537,888

---------------
(1) Non-Qualified Stock Options

     The following table sets forth certain information concerning stock options exercised by each of the Named Executive Officers during fiscal 1997 and the number of unexercised options held by each such person at June 30, 1997 and the value thereof.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                      OPTIONS AT FISCAL YEAR-         IN-THE-MONEY OPTIONS
                                                                              END(#)                  AT FISCAL YEAR-END(2)
                                 SHARES ACQUIRED       VALUE        ---------------------------   -----------------------------
             NAME                ON EXERCISE(#)    REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------  ---------------   --------------   -----------   -------------   -------------   -------------
Evan Jones.....................      100,000         $1,093,500       299,124        300,708       $3,558,971      $1,115,886
Charles M. Fleischman..........      100,000          1,093,500       299,124        300,708        3,558,971       1,115,886
Attila D. Lorincz, Ph.D. ......       10,600            128,153       147,667        109,517        1,723,198         523,980
Deborah J. Oronzio.............           --                 --        30,939         29,762          340,364         110,814
Donna Marie Seyfried...........           --                 --            --         50,000               --         300,000

---------------
(1) The value realized represents the difference between the fair market value per share of the Company's Common Stock on the date of exercise and the per share exercise price, multiplied by the applicable number of shares.

(2) These values represent the difference between the closing price per share on the Nasdaq National Market on June 30, 1997 ($12.75) and the per share exercise price of the option.

EMPLOYMENT CONTRACTS

     The Company has entered into employment agreements with each of Messrs. Jones and Fleischman (each individual an "Executive" and collectively, "Executives"), which have substantially identical provisions. Pursuant to the agreements, Messrs. Jones and Fleischman are each entitled to receive minimum base salaries of $170,500 per year, plus annual bonuses equal to 25% of base salary. The agreements require the Executives to devote their full time, attention and energies to the Company's business. The agreements contain restrictive covenants pursuant to which the Executives have agreed not to compete with the Company for a period of one year following termination of employment. The agreements also prohibit disclosure of the Company's trade secrets. There can be no assurance that any of these provisions, if violated, would be enforceable by the Company. The agreements provide that, if an Executive is terminated without "justifiable cause" (as defined), then such Executive will be entitled to receive (i) the amount of the base salary for a period of twelve months following termination as otherwise would be due if such Executive was employed by the Company, which shall be immediately due and payable upon termination; (ii) bonus accrued to the date of termination and
(iii) all other benefits accrued on or prior to the expiration date of the agreement. In addition, any outstanding stock awards, incentive stock options or equivalents will be accelerated and vested immediately upon termination. Messrs. Jones' and Fleischman's employment agreements will expire on December 31, 1999.

     The Company has entered into a similar employment agreement with Ms. Seyfried, pursuant to which Ms. Seyfried is entitled to receive a minimum base salary of $130,000 per year. The agreement provides that if Ms. Seyfried is terminated without "justifiable cause" (as defined), then she will be entitled to receive (i) the amount of the base salary remaining due and payable from the date of termination for a period of twelve months, which amount shall be accelerated and immediately due upon such termination; (ii) any bonus accrued to the date of termination; and (iii) all of the other benefits accruing on or prior to the expiration date of the agreement. In addition, any outstanding stock awards, incentive stock options or equivalents that would have vested in the ordinary course of events until three months after the date of termination will be accelerated and vested immediately upon termination. Ms. Seyfried's employment agreement will expire on October 1, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Mr. Whitehead and Dr. Hockmeyer. The Compensation Committee determines the salaries, bonuses and other compensation of the officers of the Company and administers the Company's various stock option plans except the Directors' Stock Option Plan, which is administered by the Board. Neither Mr. Whitehead nor Dr. Hockmeyer was an officer or employee of the Company during fiscal 1997 or any prior year. Prior to March 1996, the Board was responsible for issues concerning compensation.

                        REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation Committee (the "Committee") has responsibility for matters related to compensation, including compensation policy, approval of salaries, bonuses and other compensation for the officers and administration of the Company's various stock option plans, except the Directors' Stock Option Plan.

EXECUTIVE COMPENSATION COMPONENTS

     The Company's executive compensation policy is designed to enable the Company to attract, motivate and retain highly qualified executive officers. The key components of the Company's compensation program are base salary, annual incentive bonus awards and equity participation in the form of stock options. In arriving at specific levels of compensation for executive officers, the Committee has relied on the recommendations of management, benchmarks provided by generally available compensation surveys, consultation with an outside consultant and the experience of Committee members and their knowledge of compensation paid by other companies in the biotechnology industry and/or in the same geographic area as the Company. The Committee also seeks to ensure that an appropriate relationship exists between executive pay and corporate performance. Executive officers are also entitled to customary benefits generally available to all employees of the Company, including group medical, dental and life insurance and the 401(k) plan. The Company has long-term employment agreements with certain of its executive officers, including executive officers who commenced employment in fiscal 1997, to provide them with the employment security and severance deemed necessary by the Committee to retain them.

CASH

     Base Salary. Subject to the above policy and to the requirements of applicable employment agreements, base salary for each of the executive officers for fiscal 1997 was based on the executive's duties and responsibilities, the performance of the Company, both financial and otherwise, and the success of the executive in developing and executing the Company's research and development, manufacturing, sales and marketing, financing and strategic plans. Messrs. Jones and Fleischman and Dr. Lorincz received base salary increases of 10% and Ms. Oronzio received a base salary increase of 15% on October 16, 1996.

     Bonus. Cash bonuses, equal to 25% of salary received during the period July 1, 1996 through June 30, 1997, were earned by each of Messrs. Jones and Fleischman pursuant to the terms of their employment agreements. Other executive officers received bonuses ranging from approximately 5% to 10% of base salary based on the Company's achievement of its revenue and earnings per share objectives and the degree of achievement by each such officer of his or her individual objectives, as approved by the Committee.

     Stock Options. Equity participation is a key component of the Company's executive compensation program. Stock options are granted to executive officers primarily based on the officer's actual and expected contribution to the Company's development. Options are designed to retain executive officers and motivate them to enhance stockholder value by aligning their financial interests with those of the Company's stockholders. Stock options provide an effective incentive for management to create stockholder value over the long term since the option value depends on appreciation in the price of the Common Stock over a number of years. During fiscal 1997 stock options were granted to two executive officers.

     Section 162(m) of the Code limits the deductibility of annual compensation over $1 million to the Chief Executive Officer and the other executive officers unless certain conditions are met. The Company's Chief Executive Officer and the other executive officers have not received annual compensation over $1 million, and the Company has not yet determined what measures, if any, it should take to comply with Section 162.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Company and Mr. Jones are parties to an employment agreement, with a term ending on December 31, 1999. Pursuant to this agreement, Mr. Jones is entitled to receive, effective as of May 1, 1996, a minimum annual base salary of $170,500, a bonus on September 1 of each year equal to 25% of the salary he received during the previous twelve months, and severance payments in the event of termination of his employment. At the beginning of fiscal 1997, Mr. Jones was receiving an annual base salary of $170,500. On October 16, 1996, he received a 10% increase, raising his annual base salary to $187,550. In deciding upon a 10% increase in Mr. Jones' salary, the Committee recognized that Mr. Jones' compensation was low relative to appropriate benchmarks and focused on the importance of Mr. Jones to the continued growth and development of the Company, his increased responsibility as the chief executive of a publicly-held company, his expertise in the industry, his demonstrated management skills and ability to implement the Company's strategic plans, his efforts in beginning to assemble a highly qualified executive management team for the Company and the Company's achievement of various milestones.

                                            COMPENSATION COMMITTEE

                                            Wayne T. Hockmeyer
                                            John J. Whitehead

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 24, 1997 by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer, and
(iii) all executive officers and directors of the Company as a group.

                                                                     NUMBER OF SHARES       PERCENTAGE
                    NAME OF BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)    OWNERSHIP
----------------------------------------------------------------   ---------------------    ----------
Armonk Partners(2)..............................................         4,987,115             43.0%
Murex Diagnostics Corporation(3)................................           714,002              6.2
Charles M. Fleischman(4)........................................         5,325,996             44.7
Wayne T. Hockmeyer, Ph.D.(5)....................................            18,332             *
Evan Jones(6)...................................................         5,332,581             44.8
John H. Landon(5)...............................................             6,666             *
Attila D. Lorincz, Ph.D.(7).....................................           178,184              1.5
Joseph M. Migliara(8)...........................................           183,499              1.6
Deborah J. Oronzio(5)...........................................            32,130             *
Donna Marie Seyfried............................................                --             *
John J. Whitehead(9)............................................            22,849             *
All executive officers and directors as a group (12
  persons)(10)..................................................         6,113,192             48.4

---------------
  *  Less than one percent.

 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date of this Proxy Statement are deemed outstanding for computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the stockholders listed in the table.

 (2) The general partners of Armonk Partners are Messrs. Jones and Fleischman. The address for Armonk Partners is 9000 Virginia Manor Road, Beltsville, Maryland 20705.

 (3) The address for Murex Diagnostics Corporation is 2nd Floor, Trident House, Bridgetown, St. Michael, Barbados. Murex Diagnostics Corporation is an affiliate of International Murex Technologies Corporation (together with its affiliates "Murex"). See "Certain Transactions."

 (4) Includes (i) 4,987,115 shares owned by Armonk Partners, as to which Mr. Fleischman shares voting and investment power as a general partner, (ii) 16,672 shares held in trust for the benefit of Mr. Fleischman's minor children, as to which shares Mr. Fleischman disclaims beneficial ownership, and (iii) 314,118 shares issuable upon exercise of stock options. The address for Mr. Fleischman is 9000 Virginia Manor Road, Beltsville, Maryland 20705.

 (5) Represents shares issuable upon exercise of stock options.

 (6) Includes (i) 4,987,115 shares owned by Armonk Partners, as to which Mr. Jones shares voting and investment power as a general partner, (ii) 14,676 shares owned by Mr. Jones' wife, as to which shares Mr. Jones disclaims beneficial ownership, and (iii) 314,118 shares issuable upon exercise of stock options. The address for Mr. Jones is 9000 Virginia Manor Road, Beltsville, Maryland 20705.

 (7) Includes (i) 16,672 shares owned jointly with Dr. Lorincz's wife, as to which Dr. Lorincz shares voting and investment power, and (ii) 160,759 shares issuable upon exercise of stock options.

 (8) Represents shares issuable upon exercise of stock options, 178,499 of which are held by Valley Partners.
     See "Certain Transactions."

 (9) Represents shares issuable upon exercise of stock options. Mr. Whitehead is a partner in Armonk Partners, but he does not have voting or investment power with respect to the shares held by Armonk Partners.

(10) See Notes (4) through (9). Also includes 70 shares issuable upon exercise of stock options.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in cumulative total stockholder return on the Common Stock since May 22, 1996, the date the Company's shares began trading on the Nasdaq National Market, with the cumulative total return on the American Stock Exchange Biotechnology Index and a Peer Group(1) over the same period. The comparison assumes $100 was invested on May 22, 1996 in the Common Stock and in each of the indices and assumes reinvestment of dividends, if any, from that date to June 30, 1997. The Company has not paid cash dividends on the Common Stock. Historic stock prices are not indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                     AMONG DIGENE, AMERICAN STOCK EXCHANGE
                       BIOTECHNOLOGY INDEX AND PEER GROUP

                                                                                   AMEX
        MEASUREMENT PERIOD                                                     BIOTECHNOLOGY
      (FISCAL YEAR COVERED)             PEER GROUP            DIGENE               INDEX
5/22/96                                        100.000             100.000             100.000
6/28/96                                         84.608              68.617              90.110
6/30/97                                         81.559             109.677              91.299

---------------
(1) The Peer Group consists of companies that provide products and/or services that are related to those of the Company. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at the Peer Group average. The members of the Peer Group are as follows: Cytyc Corp., Igen, Inc., Matritech, Inc., Neopath, Inc., Neuromedical Systems, Inc. and Oncor, Inc.

     This Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act and is not to be deemed to be soliciting material.

                              CERTAIN TRANSACTIONS

     The Company is party to the following transactions with its executive officers, directors and principal stockholders.

     In August 1997, the Company and Murex entered into a distribution agreement (the "1997 Distribution Agreement") granting Murex the exclusive right to distribute the Company's human immunodeficiency virus, cytomegalovirus and hepatitis B virus Hybrid Capture II tests in most of Europe, Eastern Europe, Africa, the Middle East and Singapore. Pursuant to the 1997 Distribution Agreement, Murex has agreed to use its reasonable efforts to distribute and support the products, to maintain a qualified sales force, to provide technical support for the products, to comply with the Company's packaging and delivery requirements, and to assist the Company in protecting its proprietary rights in the products. The Company is required to use reasonable efforts to deliver products ordered by Murex, to provide current promotional materials and to assist Murex in making sales presentations. The 1997 Distribution Agreement has an initial term of four years and seven months, subject to automatic renewal for successive one-year terms. Two years after the effective date of the 1997 Distribution Agreement, however, the Company will have the right to terminate the 1997 Distribution Agreement with respect to particular countries, subject to Murex's right to continue to distribute such products within any such country on a co-exclusive basis during a "wind-down" period of six months.

     In February 1997, the Company entered into two agreements (the "Agency Agreement" and the "Customer Transfer Agreement," collectively the "1997 Agreements") with Murex to create a Digene-direct European sales operation for the Company's women's health business. Under the 1997 Agreements, the Company has begun marketing its human papillomavirus ("HPV") tests directly in Europe using Murex's distribution infrastructure. The 1997 Agreements provide for a transition period during which the administrative infrastructure will be agreed to and established. During this transition period, the Company is recording its transactions consistent with a prior distribution agreement, which is described more fully in the next succeeding paragraph (the "1996 Distribution Agreement"), with Murex. Prior to February 1, 1997, pursuant to the 1996 Distribution Agreement, Murex had been acting as the exclusive European distributor in designated non-U.S. territories for the Company's HPV test and other of the Company's products. Under the 1997 Agreements, Murex will act as the exclusive agent for the Company in designated European and Eastern European countries for a period of five years during which Murex will receive selling service fees and a percentage of the Company's HPV revenues in the designated territory. No other Digene products (except the Company's HPV products) exclusively distributed by Murex in Europe and Eastern Europe will be affected by the 1997 Agreements.

     In February 1996, the Company and Murex entered into the 1996 Distribution Agreement granting Murex the exclusive right to distribute certain of the Company's products, including its HPV test, in most of Europe, Africa and certain countries in the Middle East. Pursuant to the 1996 Distribution Agreement, Murex has agreed to use its best efforts to distribute and support the products, to maintain a qualified sales force, to provide technical support for the products, to comply with the Company's packaging and delivery requirements, and to assist the Company in protecting its proprietary rights in the products. The Company is required to use reasonable efforts to deliver products ordered by Murex, to provide current promotional materials and to assist Murex in making sales presentations. The 1996 Distribution Agreement has a five-year term, subject to automatic renewal for successive one-year terms. One year after the effective date of the 1996 Distribution Agreement, however, the Company will have the right to terminate the 1996 Distribution Agreement with respect to particular countries, subject to Murex's right to continue to distribute products within any such country on a co-exclusive basis during a "wind-down" period of up to two years.

     Under the 1994 Development and License Agreement, Murex agreed to fund the Company's DNA probe product development efforts for particular applications on a cost-reimbursement basis, generally through May 2004. The Company and Murex will hold co-exclusive distribution licenses to market any products developed pursuant to the agreement. The Company is required to supply, and Murex is required to purchase from the Company, all of Murex's requirements for any products developed under the agreement. To date, no products have been developed under the 1994 Development and Licensing Agreement.

     In April 1993, the Company and Murex entered into a Development and License Agreement pursuant to which Murex agreed to fund the Company's DNA probe product development programs for certain applications through April 2003, subject to extension. The Company and Murex hold co-exclusive distribution licenses to market any products developed under the agreement. Murex is required to provide certain minimum amounts of development funding for the Company over the first five years of the agreement in order to maintain exclusive rights to fund the development of specified projects. The Company is required to supply, and Murex is required to purchase from the Company, all of Murex's requirements for products developed pursuant to the agreement. To date, the Company's Hybrid Capture cytomegalovirus DNA test is the only product that has been developed under the agreement.

     During the fiscal years ended June 30, 1995, 1996 and 1997, product sales to Murex were $1,665,000, $2,508,000 and $3,978,000, accounting for 30.8%, 39.4%
and 42.2% of product sales, respectively. In fiscal 1995, 1996 and 1997, Murex paid $606,000, $397,000 and $125,907, respectively, to the Company under agreements relating to research and development.

     In May 1992, the Company entered into a five-year agreement with Joseph Migliara, Harris Kaplan, Migliara/Kaplan and Valley Partners (a partnership organized by Messrs. Migliara and Kaplan). Pursuant to the agreement, Mr. Migliara agreed to join the Board and Migliara/Kaplan agreed to serve as a strategic advisor to the Company. The Company agreed to grant to Migliara/Kaplan options to purchase an aggregate of 178,499 shares of Common Stock. The agreement also contains non-compete and confidentiality provisions.

     The Company has entered into a registration rights agreement with Armonk Partners, Murex, Messrs. Jones and Fleischman, Dr. Lorincz and certain other stockholders, who hold in the aggregate approximately 257,390 shares of Common Stock. Pursuant to the terms of this agreement, until each holder has held the shares of Common Stock subject to registration rights for a period of two years (or such other period of time set forth in Rule 144(k) under the Securities Act of 1933, as amended), except for registration statements relating to employee benefit plans, mergers, acquisitions or similar transactions, or registration statements that do not permit secondary sales, the Company is required to notify each holder of each decision by the Company to file a registration statement with the Securities and Exchange Commission ("SEC"). Upon receipt of such notice, a holder may request to include certain of such holder's shares of Common Stock in the Company's registration statement, subject to the determination of the managing underwriters that such inclusion will not interfere with the offering. The Company has granted similar registration rights, covering a total of 250,087 shares of Common Stock, to a certain institutional investor.

     In addition to the above rights, under certain circumstances and subject to certain limitations, the holders of 51% of the Common Stock benefitting from registration rights can require the Company to use its best efforts to prepare and file a registration statement covering such shares. If the Company is entitled to register shares on Form S-3, under certain circumstances and subject to certain limitations, such holders can require the Company to use its best efforts to cause such holders' shares of Common Stock to be registered on Form S-3 (or any successor form). The right of such holders to request the Company to file a registration statement on Form S-3 is available to such holders no more than twice during any consecutive twelve-month period.

     The Company generally is required to bear the expenses relating to the sale of shares under registration statements contemplated by the registration rights agreements, except for underwriting fees and discounts. The Company also is obligated to indemnify the stockholders whose shares are included in any of the Company's registration statements against certain losses and liabilities, including certain liabilities under the Securities Act and state securities laws.

     For information regarding employment agreements with Named Executive Officers, see "Executive Compensation and Other Information -- Employment Contracts." For information regarding compensation of directors and options granted to Named Executive Officers and directors, see "Election of Directors -- Director Compensation" and "Executive Compensation and Other
Information -- Stock Option Information."

                              INDEPENDENT AUDITORS

     Ernst & Young LLP, independent auditors, audited the financial statements of the Company for the fiscal year ended June 30, 1997. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Board has selected Ernst & Young LLP as the independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, officers (including persons performing a principal policy-making function) and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and 10% Holders are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during fiscal 1997 its directors, officers and 10% Holders complied with all filing requirements under Section 16(a) of the Exchange Act.

                             STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For stockholder proposals to be considered by the Board for inclusion in the proxy statement and form of proxy relating to the 1998 annual meeting of stockholders, they must be received by the Company not later than June 17, 1998. Such proposals should be addressed to the Company at 9000 Virginia Manor Road, Beltsville, Maryland 20705, Attention: Executive Vice President.

                                 OTHER MATTERS

     The Board does not intend to present any business at the Annual Meeting other than the election of two directors. However, if other matters requiring the vote of the stockholders properly come before the Annual Meeting, which under applicable proxy regulations need not be included in this Proxy Statement, or which the Board did not know would be presented at a reasonable time before this solicitation, the persons named in the enclosed proxy will have discretionary authority to vote the proxies held by them with respect to such matters in accordance with their best judgment on such matters.

                                            By Order of the Board of Directors

                                            Charles M. Fleischman,
                                            Secretary

October 15, 1997

                               DIGENE CORPORATION

                                     PROXY

         The undersigned stockholder of Digene Corporation (the "Company") hereby appoints Evan Jones and Charles M. Fleischman, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the Annual Meeting of Stockholders to be held on October 28, 1997 and at all postponements and adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present upon the matters described below, hereby revoking any proxy heretofore executed by the undersigned (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

         The proxies are directed to vote as follows:

1.       Election of the following persons as directors of the Company.

         John J. Whitehead                          FOR                      VOTE WITHHELD
                                           -------                  -------
         John H. Landon                             FOR                      VOTE WITHHELD
                                           -------                  -------


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

      WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN.
            IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR"
                    EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

IMPORTANT: Please date this proxy and sign exactly as your name or names is printed below. If shares are registered in more than one name, all owners should sign. When signing as an executor, administrator, trustee, guardian or in another representative capacity, please give your full title(s). If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.




                                                 ------------------------------
                                                          (Signature)



                                                 ------------------------------
                                                          (Signature)

                                                 Dated                   , 1997
                                                       ------------------


             PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                IN THE ENCLOSED PRE-ADDRESSED, STAMPED ENVELOPE.